 Subscription Agreement

Dated        29 March 2010

In relation to the
A$450,000,000 5.50% Notes due 15 February 2016
(to be consolidated, form a single series and be fungible with the
A$400,000,000 5.50% Notes due 15 February 2016 issued on
15 February 2006)

Asian Development Bank (“Issuer”)

Australia and New Zealand Banking Group Limited
Royal Bank of Canada
The Toronto-Dominion Bank
(“Lead Managers and Dealers”)

Mallesons Stephen Jaques
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney   NSW   2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com
Ref: PJH:KGD

Subscription Agreement

Details

Interpretation - Definitions are at the end of this agreement.

Parties	Issuer and Lead Managers and Dealers as described below.
Issuer	Name	Asian Development Bank
	Address	6 ADB Avenue Mandaluyong City 1550 Metro Manila Philippines
	Fax	(632) 632 4120
	Telephone	(632) 632 4444
	Attention	Assistant Treasurer, Funding Division, Treasury Department
Lead Managers and Dealers	Name:	Australia and New Zealand Banking Group Limited
	ABN:	11 005 357 522
	Address:	Level 2 20 Martin Place Sydney NSW 2000 Australia
	Telephone:	+61 2 9227 1296
	Fax:	+ 61 2 9227 1113
	Attention:	Head of Debt Syndicate, Global Markets
	Name:	Royal Bank of Canada
	ABN:	86 076 940 880
	Address:	Level 46 2 Park Street Sydney NSW 2000 Australia
	Telephone:	+61 2 9033 3135
	Fax:	+61 2 9264 2899
	Attention:	Head of Debt Capital Markets

	Name:	The Toronto-Dominion Bank
	ABN:	74 082 818 175
	Address:	Level 24 9 Castlereagh Street Sydney NSW 2000 Australia
Notices to:
	Address:	1 Temasek Avenue #15-02 Millenia Tower Singapore 039192
	Telephone:	+ 65 6500 8029
	Fax:	+ 65 6338 8347
	Email:	tom.irving@tdsecurities.com, with a copy to tmg@tdsecurities.com
	Attention:	Head of Syndicate, Asia Pacific
Programme Agreement
Programme Agreement dated 13 February 2006 (as amended by a Supplemental Agreement dated 20 November 2006) in relation to the A$5,000,000,000 Australian Dollar Domestic Medium Term Note Programme of Asian Development Bank.

Governing law	New South Wales
Notes to be subscribed for	A$450,000,000 5.50% Notes due 15 February 2016 (to be consolidated, form a single series and be fungible with the A$400,000,000 5.50% Notes due 15 February 2016 issued on 15 February 2006) (“Notes”)
Date of Subscription Agreement	29 March 2010

General terms

Interpretation - Definitions are at the end of this agreement.

1       Appointment of Dealer

In accordance with clause 13 (“Dealer appointment and termination”) of the Programme Agreement, the Issuer appoints each of Australia and New Zealand Banking Group Limited (“ANZ”), Royal Bank of Canada (“RBC”) and The Toronto-Dominion Bank (“TD”) to act as a Lead Manager and a Dealer in respect of the Notes on the terms set out in the Programme Agreement.  Each Lead Manager and Dealer agrees to perform and comply with all duties and obligations expressed to be assumed by a Lead Manager and Dealer under the Programme Agreement in respect of the Notes.  Each Lead Manager and Dealer acknowledges that such appointment will terminate upon the issue of the Notes, but without prejudice to any rights, duties or obligations of the relevant Lead Manager and Dealer that have arisen prior to such termination.

2       Acknowledgments by Lead Managers and Dealers

Each Lead Manager and Dealer acknowledges that it has received:

(i)	a copy of the Programme Agreement; and

(ii)	copies of the Information Memorandum for the Notes.

3       Subscription

3.1          Subscription

On 30 March 2010 or any other date as is agreed between the Issuer and the Lead Managers and Dealers (“Issue Date”):

(i)	the Issuer agrees to issue and sell the Notes in accordance with this agreement and the Programme Agreement; and

(ii)	each Lead Manager and Dealer severally agrees to subscribe for the Notes specified below by paying the Purchase Price for those Notes as set out against their name in immediately available funds.

Name of Dealer	Principal Amount of Notes to be subscribed	Purchase Price
ANZ	A$150,000,000	A$146,199,000
RBC	A$150,000,000	A$146,199,000
TD	A$150,000,000	A$146,199,000
Total	A$450,000,000	A$438,597,000

Amounts set out in the Purchase Price column include a deduction for the dealer fee set out in clause 7 (“Fees”).

3.2          Pricing Supplement

The Issuer confirms that it has signed a pricing supplement (“Pricing Supplement”) dated 29 March 2010 in connection with the issue of the Notes.

3.3          Authority to distribute

The Issuer authorises each Lead Manager and Dealer to distribute copies of the following documents in connection with the offering and sale of the Notes in accordance with the Programme Agreement:

(i)	the Information Memorandum for the Notes;

(ii)	the Pricing Supplement; and

(iii)	any other documents prepared and approved by the Issuer in connection with the Programme and the issue of the Notes.

3.4          Obligations - individual and independent

Except as expressly provided in this agreement, the obligations of the Issuer and each Lead Manager and Dealer under this agreement are individual and independent and:

(i)	the failure of one or more of them to comply with their obligations under this agreement does not relieve the others of any of their respective obligations;

(ii)	no one of them is responsible for the failure of one or more of the others to comply with their obligations under this agreement; and

(iii)	each of them may separately enforce its rights against the others.

3.5          Payment

Notwithstanding clause 3.1 (“Subscription”) and clause 3.4 (“Obligations - individual and independent”), the Issuer and each Lead Manager and Dealer agree that settlement shall take place on the following basis:

(i)	TD agrees to pay the aggregate Purchase Price for the Notes to the account nominated by the Issuer in the manner agreed between them;

(ii)	the Issuer agrees to deliver the Notes to TD; and

(iii)
TD agrees to deliver the Notes to the other Lead Managers and Dealers in the amount specified as set out against their respective names in column 2 of the schedule in clause 3.1 (“Subscription”) against payment to TD of an amount equal to their respective settlement amounts specified as set out against their respective names in column 3 of the table in clause 3.1 (“Subscription”) through the Austraclear System or in any other manner agreed between them.

Nothing in this clause 3.5 relieves the Issuer from the obligation to sell the Notes or the Lead Managers and Dealers from their respective obligations to purchase the Notes in accordance with the other provisions of this agreement.

TD is not responsible to any other party if the Issuer or the other Lead Managers and Dealers do not comply with their respective obligations under this agreement and if a Lead Manager and Dealer becomes insolvent or otherwise unable to perform its obligations on or before the Issue Date, the Issuer need not issue the Notes to be delivered to that Lead Manager and Dealer under paragraph (iii) and TD need not pay the Issuer the proportionate amount of the Purchase Price attributable to those Notes.

4    Programme Agreement

For the purposes of the Programme Agreement:

(i)	the Notes are Notes as defined in the Programme Agreement;

(ii)	this agreement is a Subscription Agreement;

(iii)	each Lead Manager and Dealer is a Dealer on the terms set out in the Programme Agreement; and

(iv)	each Lead Manager and Dealer accepts its appointment as a Lead Manager on the terms set out in the Programme Agreement.

5    Procedures

Each Lead Manager and Dealer acknowledges that:

(i)
the issue of Notes under this agreement is a Syndicated Issue of Notes, and that clause 3 (“Procedures for offer and acceptance of Notes”) of the Programme Agreement relating to Syndicated Issues applies to Notes issued under this agreement; and

(ii)	the selling restrictions set out in Schedule 4 of the Programme Agreement are amended as set out in Schedule 1 to the Pricing Supplement.

6    Conditions precedent

6.1              Acknowledgment

The Issuer acknowledges that each Lead Manager and Dealer’s obligations to subscribe and pay for the Notes on the Issue Date are subject to the satisfaction of the conditions precedent set out in clause 2.2 (“Conditions to each issue”) of the Programme Agreement.

6.2              Termination

If any of the conditions in clause 2.2 (“Conditions to each issue”) of the Programme Agreement are not satisfied or waived by the Issue Date, each Lead Manager and Dealer may terminate this agreement and the relevant Lead Manager and Dealer is released from their respective obligations under it.

7    Fees

The Issuer agrees to pay to the Lead Managers and Dealers on the Issue Date an aggregate dealer fee of 0.144 per cent of the aggregate principal amount of the Notes (being A$648,000).  The Lead Managers and Dealers agree that such fee shall be divided between them in equal shares.  The Issuer shall pay such fee by accepting the aggregate Purchase Price for the Notes which is calculated to include a deduction of such fee.  The obligation of the Issuer under this clause is subject to this agreement not having been terminated under clause 6.2 (“Termination”).

8    Costs

Unless otherwise agreed, each party agrees to pay its own Costs in connection with the negotiation, preparation and execution of this agreement.

For the avoidance of doubt, the Lead Managers and Dealers agree to pay, in 1/3 shares, the fees of Mallesons Stephen Jaques and Cleary Gottlieb Steen & Hamilton LLP for acting as Issuer’s counsel with regard to the issue of the Notes and all fees, costs and charges relating to the listing of the Notes on the stock exchange operated by ASX Limited.

9    Notices

Clause 17 (“Notices”) of the Programme Agreement applies to this agreement.

10      Counterparts

This agreement may consist of a number of copies, each signed by one or more parties to the agreement.  If so, the signed copies are treated as making up the one document.

11      Governing law

This agreement is governed by the law in force in the place specified in the Details and the parties submit to the non-exclusive jurisdiction of the courts of that place, provided however, that, in accordance with Article 50, paragraph 2 of the Charter, no action shall be brought against the Issuer by any member of the Issuer, or by any agency or instrumentality of a member, or by any entity or person directly or indirectly acting for or deriving claims from a member, or from an agency or instrumentality of a member, and that, in accordance with Article 50, paragraph 3 of the Charter, the property and assets of the Issuer shall, wheresoever located and by whomsoever held, be immune from all forms of seizure, attachment or execution before the delivery of final judgment against the Issuer.

12     Interpretation

12.1           Interpretation and definitions

The “Interpretation” clause of the Programme Agreement applies to this agreement as if it was fully set out in this agreement except these meanings apply unless the contrary intention appears:

Lead Manager and Dealer means each person so described in the Details;

Note means the notes to be subscribed for under this agreement as set out in the Details;

Programme Agreement means the agreement so described in the Details; and

Purchase Price means, in respect of a Note, the purchase price of that Note set out in clause 3.1 (“Subscription”).

12.2         Inconsistency with Programme Agreement

This agreement prevails to the extent it is inconsistent with the Programme Agreement.

EXECUTED as an agreement

ISSUER

SIGNED by Kazuki Fukunaga

ASIAN DEVELOPMENT BANK

/s/Kazuki Fukunaga
Kazuki Fukunaga
Assistant Treasurer

LEAD MANAGERS AND DEALERS

SIGNED by LOUIS MENNES

as attorney for AUSTRALIA AND
NEW ZEALAND BANKING
GROUP LIMITED under power of
attorney in the presence of:

/s/Allan Madoc
Signature of witness

ALLAN MADOC
Name of witness (block letters)
) ) ) ) ) ) ) ) ) ) ) ) )	/s/Louis Mennes By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

SIGNED by ROD IRELAND as attorney for ROYAL BANK OF CANADA under power of attorney in the presence of: /s/James Arnold Signature of witness JAMES ARNOLD Name of witness (block letters)	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Rod Ireland By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

SIGNED by COLLEEN NG as attorney for THE TORONTO-DOMINION BANK under power of attorney in the presence of: /s/Lucy Nilan Signature of witness LUCY NILAN Name of witness (block letters)	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Colleen Ng By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney